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CUSIP No. 029429107                                           Page 1 of 5 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                     American Science and Engineering, Inc.
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                                (Name of Issuer)

                        Common Stock, Par Value $.66 2/3
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                         (Title of Class of Securities)

                                    029429107
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                                 (CUSIP Number)


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           (Date of Event Which Requires the Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 029429107                                           Page 2 of 5 Pages
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         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only). Ralph S. Sheridan
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         2.       Check the Appropriate Box if a Member of a Group
                  (See Instructions)
                  (a)                  [  ]
                  (b)                  [  ]
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         3.       SEC Use Only
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                  Citizenship or Place of Organization
         4.       USA
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                              5.       Sole Voting Power
                                       636,500
                              -------------------------------------------------
Number of                     6.       Shared Voting Power
Shares                                 -0-
Beneficially                  -------------------------------------------------
Owned by                      7.       Sole Dispositive Power
Each Reporting                         636,500
Person With                   -------------------------------------------------
                              8.       Shared Dispositive Power
                                       -0-
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         9.       Aggregate Amount Beneficially Owned by Each Reporting Person
                  636,500
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         10.      Check if the Aggregate Amount in Row (9) Excludes Certain
                  Shares (See Instructions)                               [   ]
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         11.      Percent of Class Represented by Amount in Row (9)  12.6%
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         12.      Type of Reporting Person (See Instructions)
                  IN
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CUSIP No. 029429107                                           Page 3 of 5 Pages
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ITEM 1.
         (a)      Name of Issuer: American Science and Engineering, Inc.
         (b)      Address of Issuer's Principal Executive Offices:
                  829 Middlesex Turnpike, Billerica, MA 01821

ITEM 2.
         (a)      Name of Person Filing: Ralph S. Sheridan
         (b)      Address of Principal Business Office or, if none, Residence:
                  829 Middlesex Turnpike, Billerica, MA 01821
         (c)      Citizenship: USA
         (d)      Title of Class of Securities: Common Stock,
                  Par Value $0.66 2/3
         (e)      CUSIP Number:  029429107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
Not Applicable


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CUSIP No. 029429107                                           Page 4 of 5 Pages
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ITEM 4.      OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a) Amount beneficially owned: 636,500 shares, including 433,000 shares issuable pursuant to immediately exercisable stock options.
     (b)     Percent of class: 12.6%
     (c)     Number of shares as to which the person has:
             (i)    Sole power to vote or to direct the vote:           636,500
             (ii)   Shared power to vote or to direct the vote:             -0-
             (iii)  Sole power to dispose or to direct the disposition
                    of:                                                 636,500
             (iv)   Shared power to dispose or to direct the disposition
                    of:                                                     -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
Not Applicable.


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CUSIP No. 029429107                                           Page 5 of 5 Pages
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ITEM 10.     CERTIFICATION

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           Date: March 6, 2002

                                           By: /s/ RALPH S. SHERIDAN
                                               ----------------------------
                                           Name: Ralph S. Sheridan